Exhibit 10.1

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT dated as of August 17, 2012.

BETWEEN:

The person executing this Agreement “as the Holder”, (hereinafter called the “Holder”),

- and -

FMC TECHNOLOGIES, INC., a corporation existing under the laws of the State of Delaware, (hereinafter called the “Purchaser”),

WHEREAS the Holder is the owner of, or has the power to control or direct, the common shares (the “Subject Shares”) of Pure Energy Services Ltd. (the “Company”) and the stock options (the “Subject Options” and, together with the Subject Shares, the “Subject Securities”) of the Company, as applicable, listed in Schedule A;

AND WHEREAS the Purchaser is concurrently herewith entering into an arrangement agreement with the Company dated as of the date of this Agreement (the “Arrangement Agreement”) with the Company which provides for, among other things, the Purchaser acquiring, through a direct or indirect wholly-owned subsidiary of the Purchaser, all of the outstanding common shares (the “Shares”) of the Company in a transaction (the “Arrangement”) pursuant to which the holders of all of the Shares will receive the Common Share Consideration and the holders of all of the options to purchase Shares (the “Options”) will receive the Option Consideration, all on the terms set forth in the Arrangement Agreement and the Plan of Arrangement attached as Schedule B to the Arrangement Agreement;

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Holder, among other things, (i) to vote or cause to be voted the Subject Securities and, if applicable, the Shares received upon exercise of the Subject Options in favour of the Arrangement and any other matter that could reasonably be expected to facilitate the Arrangement, and (ii) to abide by the restrictions and covenants set forth herein;

AND WHEREAS the Purchaser is relying on the covenants, representations and warranties of the Holder set forth in this Agreement in connection with the Purchaser’s execution and delivery of the Arrangement Agreement;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreement herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	All capitalized terms used but not otherwise defined herein shall have the respective meaning ascribed to them in the Arrangement Agreement. All references herein to the Arrangement Agreement or any portion thereof refer to the Arrangement Agreement as it may be amended or modified from time to time subsequent to the date hereof.

1.2	The following schedule attached hereto constitutes an integral part of this Agreement:

Schedule A - Ownership or Control/Direction of Shares and Options

ARTICLE 2

THE ARRANGEMENT

2.1	The Purchaser hereby covenants and irrevocably agrees that it shall not, without the prior written consent of the Holder:

(a)	impose additional conditions to completion of the Arrangement;

(b)	if the Holder holds Subject Shares, change the amount or form of Common Share Consideration (other than to increase the total consideration per Share or add additional consideration);

(c)	if the Holder holds Subject Options, change the method of exercise or the amount or form of Option Consideration to be received upon the exercise of Subject Options (other than to increase the total consideration per Subject Option or add additional consideration); or

(d)	cause the Company to take any action in connection with any Pre-Acquisition Reorganization that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, the Holder incrementally greater than the Taxes or other consequences to the Holder in connection with the completion of the Arrangement in the absence of action being taken pursuant to a Pre-Acquisition Reorganization.

2.2	The Purchaser hereby covenants and irrevocably agrees with the Holder that from the date hereof until the earlier of; (i) the termination of this Agreement pursuant to Article 8 hereof; and (ii) the Effective Date, that Purchaser shall use all commercially reasonable efforts to consummate the Arrangement in accordance with the terms and conditions of the Arrangement Agreement.

ARTICLE 3

CERTAIN COVENANTS OF THE HOLDER

3.1	The Holder hereby covenants and irrevocably agrees that it shall, from the date hereof until the earlier of: (i) the termination of this Agreement pursuant to Article 8 hereof; and (ii) the Effective Date (subject to Section 5.1 of this Agreement):

(a)	not:

(i)	solicit, initiate, encourage or otherwise facilitate, (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or any of its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the Purchaser and the Acquiror) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal; or

(iii)	accept or enter into or publicly propose to accept or enter into any agreement in respect of an Acquisition Proposal;

(b)	immediately cease and terminate any solicitation, encouragement, discussion, negotiation, or other activity commenced prior to the date of this Agreement with any Person (other than the Purchaser and the Acquiror) with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(c)	not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, to any person or group or agree to do any of the foregoing provided, however, that the Holder may sell, assign, convey or otherwise transfer or dispose of any or all of the Subject Securities to a Related Person provided that such Related Person enters into an agreement with the Purchaser on the same terms as this Agreement, or otherwise agrees with the Purchaser to be bound by the provisions hereof or as otherwise consented to by the Purchaser. For the purposes hereof, “Related Person” means:

(i)	a spouse, parent, grandparent, brother, sister or child of the Holder;

(ii)	a company or family trust if all of the voting securities of such company are held by, or all the beneficiaries of such trust are, one or more of the persons referred to in Section 3.1(c)(i);

(iii)	an “associate” or “affiliate” within the meaning of the Securities Act; or

(iv)	a person whose securities are beneficially owned or controlled by substantially similar persons that beneficially own or control the securities of the Holder;

(d)	not grant or agree to grant any proxy, power of attorney or other right to vote the Subject Securities, except for proxies or voting instructions to vote, or cause to be voted, securities in accordance with this Agreement or with respect to any annual business to be considered at the Company Meeting;

(e)	not take any other action of any kind which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of, the Arrangement; and

(f)	not do indirectly that which it may not do directly by the terms of this Article 3.

3.2	If the Holder acquires any additional Shares or Options following the date hereof, the Holder acknowledges that such additional Shares and Options shall be deemed to be Subject Securities for purposes of this Agreement and the Holder shall abide by the terms of this Agreement in respect of such Shares and Options.

ARTICLE 4

AGREEMENT TO VOTE

4.1	If the Holder owns, or has the power to control or direct the voting of, Subject Securities, the Holder hereby irrevocably and unconditionally covenants and agrees that from the date hereof until the earlier of (i) the Effective Date, and (ii) the termination of this Agreement:

(a)	to vote or to cause to be voted the Subject Securities at the Company Meeting (or any adjournment or postponement thereof) in favour of the Arrangement including, without limitation, the Arrangement Resolution and any other matter that could reasonably be expected to facilitate the Arrangement;

(b)	to vote or cause to be voted the Subject Securities against any matter that could reasonably be expected to delay, prevent or frustrate the successful completion of the Arrangement at any meeting of the shareholders of the Company called for the purpose of considering same;

(c)	if the Holder is the holder of record of the Subject Shares or Subject Options, no later than 5 Business Days prior to the date of the Company Meeting, the Holder shall deliver or cause to be delivered to the Company, with a copy to the Purchaser concurrently, a duly executed proxy or proxies in respect of such Subject Securities directing the holder of such proxy or proxies to vote in favour of the Arrangement including, without limitation, the Arrangement Resolution and/or any matter that could reasonably be expected to facilitate the Arrangement;

(d)	if the Holder is the beneficial owner of the Subject Shares, no later than 10 Business Days prior to the date of the Company Meeting, the Holder shall deliver or cause to be delivered, a duly executed voting instruction form to the intermediary through which the Holder holds its beneficial interest in the Subject Shares (provided that if the Holder is a non-objecting beneficial owner, such voting instructions shall be delivered directly to the Company), with a copy to the Purchaser concurrently, instructing that the Subject Shares be voted at the Company Meeting in favour of the Arrangement including, without limitation, the Arrangement Resolution and/or any matter that could reasonably be expected to facilitate the Arrangement; and

(e)	such proxy or proxies in Section 4.1(c) shall name those individuals as may be designated by the Company in the Company Circular and shall not be revoked without the written consent of the Purchaser.

For the avoidance of doubt, if the Holder is the beneficial owner but not the holder of record of the Subject Shares, the Holder will be deemed to satisfy its obligations under this Section 4.1 to vote or to cause to be voted the Subject Shares if he or she duly instructs that the Subject Shares be voted in the applicable manner.

4.2	The Holder irrevocably and unconditionally covenants and agrees that the Holder will not exercise any Dissent Rights provided under any applicable laws or otherwise in connection with the Arrangement.

4.3	The Holder irrevocably and unconditionally consents to the details of this Agreement being set out in the Company Circular and this Agreement being made publicly available, including by filing on SEDAR.

ARTICLE 5

FIDUCIARY OBLIGATIONS

5.1

Notwithstanding any other provision of this Agreement, if the Holder is also a director and/or officer of the Company, the Purchaser hereby agrees and acknowledges that the Holder is bound hereunder solely in his or her capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Holder in his or her capacity as a director or officer of the Company. If the Holder is also a director and/or officer of the Company, the Holder acknowledges that Article 6 of the Arrangement Agreement imposes certain restrictions on the actions of the Company and its officers and directors.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE HOLDER

6.1	The Holder represents, warrants and, where applicable, covenants to the Purchaser as follows and acknowledges that the Purchaser is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement and the Arrangement Agreement:

(a)	the Holder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of his, her or its obligations under this Agreement. This Agreement has been duly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation, enforceable by the Purchaser against the Holder in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought;

(b)	the Holder is:

(i)	the legal and beneficial owner of record;

(ii)	the beneficial owner; or

(iii)	exercising control and direction over (but is not the legal or beneficial owner of);

the Subject Shares and the Subject Options as listed in Schedule A, in each case, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

(c)	the Holder has the sole right to vote all the Subject Shares and the Subject Options;

(d)	no individual or entity has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer from the Holder of any of the Subject Shares or the Subject Options or any interest therein or right thereto, including without limitation any right to vote, except the Purchaser pursuant to this Agreement;

(e)	(i) the Subject Shares and the Subject Options are the only securities of the Company owned, directly or indirectly, or over which control or direction is exercised, by the Holder and (ii) the Holder has no agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Holder of additional securities of the Company other than the Subject Options; and

(f)	there are no legal proceedings in progress or pending before any Governmental Authority or, to the knowledge of the Holder, threatened against the Holder or its affiliates that would adversely affect in any manner the ability of the Holder to enter into this Agreement and to perform its obligations hereunder.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

7.1	The Purchaser represents, warrants and, where applicable, covenants to the Holder as follows and acknowledges that the Holder is relying upon these representations, warranties and covenants in connection with the entering into of this Agreement:

(a)	the Purchaser is validly existing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as it is now being conducted and to enter into this Agreement and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement by the Purchaser and the performance by it of its obligations hereunder have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Holder, constitutes a legal, valid and binding obligation, enforceable by the Holder against the Purchaser in accordance with its terms, subject, however, to limitations imposed by law in connection with bankruptcy, insolvency or similar proceedings and to the extent that the award of equitable remedies such as specific performance and injunction is within the discretion of the court from which they are sought; and

(c)	there are no legal proceedings in progress or pending before any Governmental Authority or, to the knowledge of the Purchaser, threatened against the Purchaser or its affiliates that would adversely affect in any manner the ability of the Purchaser to enter into this Agreement and to perform its obligations hereunder.

ARTICLE 8

TERMINATION

8.1	This Agreement may be terminated by the Purchaser by notice to the Holder if:

(a)	the Holder has not complied in all material respects with its covenants to the Purchaser contained herein;

(b)	any of the representations and warranties of the Holder contained herein is untrue or inaccurate in any material respect; or

(c)	there is passed any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

8.2	This Agreement may be terminated by the Holder by notice to the Purchaser if:

(a)	the Purchaser has not complied with its covenants to the Holder contained in Section 2.1 and Section 2.2 or the Purchaser has not complied in all material respects with its other covenants to the Holder contained in this Agreement; or

(b)	any of the representations and warranties of the Purchaser contained herein is untrue or inaccurate in any material respect; or

(c)	there is passed any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited.

8.3	This Agreement shall automatically terminate:

(a)	on the Outside Date, if the Effective Date has not occurred by the Outside Date;

(b)	upon termination of the Arrangement Agreement in accordance with its terms, including, without limiting the generality of the foregoing, as a result of a decision by the Company to terminate the Arrangement Agreement contemporaneously with the entering into by the Company of a definitive agreement with a third party providing for an Acquisition Proposal that is a Superior Proposal; or

(c)	at the Effective Time.

8.4	This Agreement may also be terminated on the date upon which the Purchaser and the Holder mutually agree to terminate this Agreement.

8.5	In the case of termination of this Agreement pursuant to Section 8.1, 8.2, 8.3 or 8.4, this Agreement shall terminate and be of no further force or effect. Notwithstanding anything else contained herein, such termination shall not relieve any party from liability for any breach of this Agreement by the party prior to such termination.

ARTICLE 9

GENERAL

9.1	The Holder and the Purchaser shall, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out the intent of this Agreement.

9.2	This Agreement shall not be assignable by any party without the prior written consent of the other parties. This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.

9.3	Time shall be of the essence of this Agreement.

9.4	Any notice or other communication required or permitted to be given hereunder shall be sufficiently given if in writing, delivered or sent by telecopier or facsimile transmission:

(a)	in the case of the Holder, at the address set forth in Schedule A hereto;

(b)	in the case of the Purchaser:

FMC Technologies, Inc.

1803 Gears Road

Houston, Texas 77067

Attention:	Jeffrey W. Carr
Telephone:	(281) 591-4585
Facsimile:	(281) 591-4102

(c)	at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section and if so given shall be deemed to have been received on the date of such delivery or sending (or, if such day is not a business day, on the next following business day).

9.5	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein and the Holder and the Purchaser irrevocably attorn to the exclusive jurisdiction of the Alberta courts situated in the City of Calgary and waive objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

9.6

Each of the parties hereto agrees with the others that: (i) money damages would not be a sufficient remedy for any breach of this Agreement by any of the parties; (ii) in addition to any other remedies at law or in equity that a party may have, such party shall be entitled to seek equitable relief, including injunction and specific performance, in addition to any other remedies available to the party, in the event of any breach of the provisions of this Agreement; and (iii) any party that is a defendant or respondent shall waive any requirement for the securing or posting of any bond in connection with such remedy. Each of the parties hereby consents to any preliminary applications for such relief to any court of competent jurisdiction. The prevailing party shall be reimbursed for all costs and expenses, including reasonable legal fees, incurred in enforcing the other party’s obligations hereunder. Such remedies shall not be deemed to be exclusive remedies for the breach of this Agreement but shall be in addition to all other remedies at law or in equity.

9.7	This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

9.8	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

[Signature Page Follows]

Voting and Support Agreement

Signature Page

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

AS THE HOLDER

Witness	(Signature)

(Print Name)

FMC TECHNOLOGIES, INC.

By:

SCHEDULE A

OWNERSHIP OR CONTROL/DIRECTION OF SHARES AND OPTIONS

Address:

Subject Shares	Subject Options

Details of whether the securities are owned of record or beneficially or otherwise controlled or directed to be included.

A-1